EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Second Quarter 2018 Results and Reconfirms Full Year 2018 Distribution Guidance

Summary of Second Quarter 2018 Results (in millions, except LNG data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues	$1,407	$992	$3,000	$1,883
Net income	$281	$46	$616	$93
Adjusted EBITDA[1]	$562	$283	$1,221	$602
LNG exported:
Number of cargoes	61	48	128	91
Volumes (TBtu)	219	170	463	322
LNG volumes loaded (TBtu)	222	167	463	321

Summary 2018 Full Year Distribution Guidance

2018
Distribution per Unit	$2.20	-	$2.30
Recent Achievements
Operational

•
As of July 31, 2018, approximately 150 cargoes have been produced, loaded, and exported from the SPL Project (defined below) in 2018. To date, more than 400 cumulative LNG cargoes have been exported from the SPL Project, with deliveries to 28 countries and regions worldwide.

Financial

•	In June 2018, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreement with BG Gulf Coast LNG, LLC relating to Train 3 of the SPL Project.
Liquefaction Project Update

SPL Project
Liquefaction Train	Train 5	Train 6
Project Status	Commissioning	Permitted
Project Completion Percentage(1)	95.1%	—
Expected Substantial Completion	1H 2019	—
Note: Project update excludes Trains in operation
(1) Project completion percentage as of June 30, 2018

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Houston, Texas - August 9, 2018 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) reported net income of $281 million for the three months ended June 30, 2018, compared to $46 million for the comparable period in 2017.
Cheniere Partners reported net income of $616 million for the six months ended June 30, 2018, compared to net income of $93 million for the comparable period in 2017.
The increase in net income was primarily due to increased income from operations as a result of additional natural gas liquefaction trains (“Trains”) in operation at the SPL Project, partially offset by increased interest expense, net of amounts capitalized.
Adjusted EBITDA1 for the three and six months ended June 30, 2018 was $562 million and $1.2 billion, respectively, compared to $283 million and $602 million for the comparable 2017 periods. The increase in Adjusted EBITDA was primarily due to increased income from operations.
Total revenues increased $415 million during the three months ended June 30, 2018 as compared to the three months ended June 30, 2017. Total revenues increased $1.1 billion during the six months ended June 30, 2018 as compared to the six months ended June 30, 2017. Total operating costs and expenses increased $160 million during the three months ended June 30, 2018, as compared to the three months ended June 30, 2017. Total operating costs and expenses increased $573 million during the six months ended June 30, 2018, compared to the six months ended June 30, 2017. The increases in revenues and total operating costs and expenses for the three and six months ended June 30, 2018, as compared to the comparable periods in 2017, were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared.

During the three and six months ended June 30, 2018, 61 and 128 LNG cargoes, respectively, were exported from the SPL Project, none of which were commissioning cargoes.

SPL Project
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG. Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
Distributions to Unitholders
We will pay a cash distribution per common and subordinated unit of $0.56 to unitholders of record as of August 6, 2018 and the related general partner distribution on August 14, 2018.
Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the second quarter on Thursday, August 9, 2018, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners, through its subsidiary, Sabine Pass Liquefaction, LLC (“SPL”), is developing, constructing, and operating natural gas liquefaction facilities at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. Cheniere Partners, through SPL, plans to construct up to six Trains, which are in various stages of development, construction, and operations. Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG.

Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns and operates regasification facilities at the Sabine Pass LNG terminal, which includes pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 16.9 billion cubic feet equivalent (“Bcfe”), two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data) (1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
LNG revenues	$1,155	$503	$2,170	$995
LNG revenues—affiliate	178	422	681	753
Regasification revenues	65	65	130	130
Other revenues	9	2	19	4
Other revenues—affiliate	—	—	—	1
Total revenues	1,407	992	3,000	1,883

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	698	577	1,535	1,090
Operating and maintenance expense	98	82	193	132
Operating and maintenance expense—affiliate	30	21	56	39
Development expense	1	1	1	1
General and administrative expense	2	2	6	5
General and administrative expense—affiliate	17	23	35	45
Depreciation and amortization expense	106	86	211	152
Total operating costs and expenses	952	792	2,037	1,464

Income from operations	455	200	963	419

Other income (expense)
Interest expense, net of capitalized interest	(184)	(154)	(369)	(284)
Loss on modification or extinguishment of debt	—	—	—	(42)
Derivative gain (loss), net	3	(3)	11	(3)
Other income	7	3	11	3
Total other expense	(174)	(154)	(347)	(326)

Net income	$281	$46	$616	$93

Basic and diluted net income (loss) per common unit	$0.55	$(3.71)	$1.22	$(4.50)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	348.6	57.1	348.6	57.1

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	1,521	1,589
Accounts and other receivables	241	191
Accounts receivable—affiliate	19	163
Advances to affiliate	139	36
Inventory	87	95
Other current assets	54	65
Other current assets—affiliate	1	—
Total current assets	2,062	2,139

Property, plant and equipment, net	15,207	15,139
Debt issuance costs, net	18	38
Non-current derivative assets	31	31
Other non-current assets, net	224	206
Total assets	$17,542	$17,553

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$14	$12
Accrued liabilities	572	637
Due to affiliates	39	68
Deferred revenue	98	111
Deferred revenue—affiliate	—	1
Derivative liabilities	7	—
Total current liabilities	730	829

Long-term debt, net	16,046	16,046
Non-current deferred revenue	—	1
Non-current derivative liabilities	7	3
Other non-current liabilities	8	10
Other non-current liabilities—affiliate	23	25

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at June 30, 2018 and December 31, 2017)	1,739	1,670
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2018 and December 31, 2017)	(1,016)	(1,043)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at June 30, 2018 and December 31, 2017)	5	12
Total partners’ equity	728	639
Total liabilities and partners’ equity	$17,542	$17,553

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt and changes in the fair value of our commodity derivatives. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$281	$46	$616	$93
Interest expense, net of capitalized interest	184	154	369	284
Loss on modification or extinguishment of debt	—	—	—	42
Derivative loss (gain), net	(3)	3	(11)	3
Other income	(7)	(3)	(11)	(3)
Income from operations	$455	$200	$963	$419
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	106	86	211	152
Loss from changes in fair value of commodity derivatives, net	1	(3)	47	31
Adjusted EBITDA	$562	$283	$1,221	$602

CONTACTS:
Cheniere Energy Partners, L.P.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764